UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934




                      December 19, 2001       (December 18, 2001)
            ---------------------------------------------------------
                        Date of Report (Date Of Earliest Event Reported)



                                 Rent-Way, Inc.
                        --------------------------------
             (Exact name of registrant as specified in its charter)




           Pennsylvania              000-22026               25-1407782
     ------------------------   --------------------   ----------------------
        (State or other       (Commission File Number)  (IRS Employer
          jurisdiction of                                  Identification No.)
               corporation)




One RentWay Place, Erie, Pennsylvania                           16505
-------------------------------------------------         -----------------
(Address of principal executive offices)                     (Zip Code)



Registrant's telephone number, including area code:         (814) 455-5378
-----------------------------------------------------     -----------------

Item 5.           Other Events

Rent-Way Releases 2001 Results
o        Increased Revenue 10.4% for 2001
o        Reduced Bank Debt $80 Million
o        Sees $85-95 Million EBITDA Run Rate by June 2002 Quarter

Erie, Pennsylvania, December 18, 2001 -- Rent-Way Inc. (NYSE:RWY) today released financial results for its fiscal fourth quarter and year ended September 30, 2001. For the quarter, the company reported consolidated revenues of $155.9 million, up 2.6 percent from the year-ago fourth quarter. Revenue comparisons for the fourth quarter and fiscal year have not been adjusted to reflect the closure of 85 stores during the year. Loss per share during the quarter was ($1.04). Consolidated revenues for the fiscal year totaled $654.6 million, an increase of 10.4 percent over fiscal 2000. Preliminary loss per share for fiscal 2001 was ($2.61). The Company anticipates filing its 10-K with detailed financial information on or before December 31, 2001. During fiscal 2001, Rent-Way reduced its bank indebtedness by approximately $80 million.

William E. Morgenstern, chairman and CEO, commented, "Our primary objective for the latter part of fiscal 2001 was to set programs in motion to improve gross margins. We have upgraded the quality and profitability of our merchandise, increased certain prices and eliminated under-performing stores. High end, flat screen, HDTV ready televisions and completely new furniture styles have generated a lot of excitement in our stores."

Morgenstern continued, "Our employees have responded to an enormous challenge. Their commitment, intensity and passion are paying off. Despite recent events and a worsening economy in the fourth quarter of calendar 2001, we have done what we need to do to dramatically improve operating margins in 2002."

 "We are growing our business this quarter unlike many others in the retail sector," Morgenstern observed. "We have not increased the number of accounts at the rate we expected. On the other hand, gross margins for new rental contracts in October and November have been higher than we anticipated. I would like to say that we remain confident in reaching our goal of a 14% operating margin for the month of March, 2002. However, the slightly lower than expected sales this holiday season may mean that a goal of 12-13% is more realistic. A lot depends on what happens between now and Christmas Eve."

Fourth quarter and fiscal 2001 annual results reflect significant, atypical expenses incurred in connection with the Company's accounting investigation and cost control initiatives implemented earlier in the year, including store closures, headcount reductions and rental merchandise reduction. Non-cash charges incurred due to implementation of FAS 133 also reduced reported earnings.

William McDonnell, vice president-Finance and CFO, stated, "Our financial health has improved considerably. Our amended bank agreement provides us with sufficient capital to run the business. Operating expenses have been reduced, and our cost of goods sold is declining. We believe we have set the foundation for sustained profitability, consistent with historic levels, and for a resumption of growth. In 2002, our goals are to increase EBITDA and improve our capital structure. We expect to hit a run rate of $85-95 million in EBITDA in calendar 2002. This should allow us to refinance and reduce our cost of capital considerably."

Rent-Way issued the following quarterly revenue and EBITDA projections for its rent-to-own business (excluding dPi Teleconnect):


Quarter Ending:                 Revenue (MM)        Operating Margin (%)    EBITDA (MM)
                                ------------        ----------------        -----------
December 31, 2001                  145-150                 -                    8-10
March 31, 2002                     150-155                9-11                 20-22
June 30, 2002                      148-153               10-12                 21-23
September 30, 2002                 145-150               10-12                 20-22

McDonnell added, "At the end of each fiscal year, we will announce forecasts for revenue, EBITDA and operating margins for the next 12 months. We will update these forecasts as appropriate in our quarterly releases."

dPi Teleconnect contributed another quarter of strong growth. dPi currently serves 56,000 customers from 2,600 agent locations. Recently, dPi reached an agreement with Winn-Dixie Stores, Inc., under which dPi will offer service to Winn-Dixie customers. dPi has already commenced service in over 300 stores and plans to add another 300 Winn-Dixie locations in the first quarter of calendar 2002. dPi also plans to add another 150-200 agent locations during this period. "We are excited about the potential of these new locations for dPi", said Morgenstern. "Dave Dorwart, president and CEO of dPi, has demonstrated strong leadership and vision. He and his team have delivered results that have exceeded our expectations".

Rent-Way anticipates that dPi will generate $40-$44 million in sales in fiscal 2002, with operating margins in a 5-8 percent range.

Rent-Way will host a conference call to discuss its results. Participants may access the web cast at http://www.videonewswire.com/event.asp?id=2420, starting at 4:30 PM on Tuesday, December 18. A replay of the web cast will be available for two weeks.

Rent-Way is the second largest operator of rental-purchase stores in the United States. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 1074 stores in 42 states.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words "projects", "anticipates", "believes", "expects", "intends", "will", "may" and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company's expected financial performance and other projections regarding future performance are inherently subject to change given the nature of projections and the company's actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company's ability to normalize and control its operating expenses and to continue to realize operating efficiencies, (2) the company's ability to develop, implement and maintain adequate and reliable internal accounting systems and controls, (3) the company's ability to retain existing senior management and to attract additional management employees, (4) general economic and business conditions, including demand for the company's products and services, (5) general conditions relating to the rental-purchase industry, including the impact of state and federal laws regulating or otherwise affecting the rental-purchase transaction, (6) competition in the rental-purchase industry, including competition with traditional retailers, (7) the company's ability to make principal and interest payments on its high level of outstanding debt, (8) the outcome of the class action lawsuit and the shareholder derivative lawsuit commenced against the company and (9) the outcome of any continuing investigations or proceedings involving the company, including investigations or proceedings commenced by governmental authorities, such as the SEC and the U.S. Department of Justice. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company's periodic filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements made in this news release.

Rent-Way Financial Statement Summary
(000's omitted except share and per share data)



This financial information is subject to finalization of the fiscal 2001 audit

                                 Twelve Months Ended                Quarter Ended
                               9/30/2001      9/30/2000       9/30/2001      9/30/2000
                              (Unaudited)                            (Unaudited)

Revenues                     $     654,618  $   592,686      $   155,934   $   151,974
Operating income (loss)      $     (10,490) $       596      $   (13,827)  $   (27,326)
Net loss                     $     (63,878) $   (28,041)     $   (25,405)  $   (31,727)
Loss per share - Basic
                                     (2.61) $     (1.20)     $     (1.04)  $     (1.30)
Rental merchandise           $     218,720  $   282,052      $   218,720   $   282,052
Total assets                 $     627,923  $   766,311      $   627,923   $   766,311
Accounts payable             $      24,212  $    42,750      $    24,212   $    42,750
Debt                         $     307,009  $   387,852      $   307,009   $   387,852
Shareholders' equity         $     205,788  $   267,822      $   205,788   $   267,822

Shares outstanding              24,509,978   24,459,573       24,509,978    24,459,573
Stores                               1,087        1,138            1,087         1,138



                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                             Rent-Way, Inc.
                      ---------------------------
                             (Registrant)





      December 19, 2001                       /s/ John A. Lombardi
 -----------------------------        ------------------------------------------
            Date                                     (Signature)
                                                  John A. Lombardi
                                         Chief Accounting Officer and Controller





      December 19, 2001                    /s/ William A. McDonnell
 -----------------------------        ------------------------------------------
            Date                                    (Signature)
                                               William A. McDonnell
                                      Vice President and Chief Financial Officer